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                                                                      EXHIBIT 12

(DECHERT LETTERHEAD)




March 12, 2005

Board of Trustees
ING Lexington Money Market Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

Board of Trustees
ING Money Market Fund
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

RE: Reorganizations of (1) ING Lexington Money Market Trust (a "Target"), a separate series of ING Funds Trust, a Delaware statutory trust ("Target Trust"), and (2) ING Money Market Fund (a "Target"), a separate series of Target Trust into ING Classic Money Market Fund (the "Acquiring Fund"), a separate series of ING Funds Trust, a Delaware statutory trust (in this context, "Acquiring Trust").

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to each Target, to the holders of the shares of each Target (the "Target Shareholders"), and to the Acquiring Fund, in connection with the proposed transfer of substantially all of the assets of each Target to the Acquiring Fund in exchange solely for voting shares of beneficial interest of the Acquiring Fund ("Acquiring Fund Shares"), followed by the distribution of such Acquiring Fund Shares received by Target in complete liquidation and termination of Target, all pursuant to an Agreement and Plan of Reorganization (the "Plan") dated as of September 2, 2004, between the Target Trust on behalf of each Target and the Acquiring Trust, on behalf of the Acquiring Fund (the "Reorganization").

For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the definitive Form N-14 filed by the Acquiring Fund on December 29, 2004 with the U.S. Securities and Exchange Commission; (3) the related Proxy Statement dated January 7, 2005,, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Acquiring Trust on behalf of Acquiring Fund, (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Target Trust on behalf of Target, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This
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March 12, 2005
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opinion is conditioned upon each Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that, with respect to each
Reorganization:

1. The acquisition by Acquiring Fund of substantially all of the assets of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target's liabilities, followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target, will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and assumption of all of Target's liabilities. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

3. The aggregated adjusted basis to Acquiring Fund of the assets of Target received by Acquiring Fund in the Reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the Reorganization exchange.

4. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by Target (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

5. Acquiring Fund will recognize no gain or loss upon receiving the assets of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target Fund's liabilities.

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the Reorganization will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the Reorganization will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.
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March 12, 2005
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We express no opinion as to the federal income tax consequences of the
Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

/s/ Dechert LLP